Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2009 (June 18, 2010 as to the effects of Casino Magic Argentina and Atlantic City discontinued operations and February 28, 2011 as to the effects of President Casino discontinued operations described in Note 7), relating to the financial statements and financial statement schedule of Pinnacle Entertainment, Inc. appearing in the Form 10-K of Pinnacle Entertainment, Inc. filed on March 1, 2011 for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 16, 2011